UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2010

STERLING GROUP VENTURES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-97187	72-1535634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4743 - 350 S. E. Marine Drive,
VANCOUVER, B.C., CANADA	V5X 2S5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-4407

n/a
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 – Registrant’s Business and Operations

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 18, 2010, Sterling Group Ventures, Inc. ("Sterling") signed two agreements (the "Agreements") with Chenxi County Hongyu Mining Co. Ltd. ("Hongyu") and its shareholders ("Hongyu Shareholders") regarding the Gaoping phosphate mine (the "GP Property") located in Tanjiaxiang, Chenxi County, Hunan Province, China and other phosphate resources in Hunan Province.

Hongyu is a Chinese private mining company with connections and resources in Hunan, China. Hongyu is interested in exploring, developing and expanding its Phosphate business. Hongyu is the holder of a mining permit (the "Permit") covering the GP Property located in Tanjiaxiang, Chenxi County, Hunan Province, China. Hongyu Shareholders are the founders and principals of Hongyu. The GP Property is a sedimentary phosphate type deposit. The number of the mining permit is 4300002009116120048322. The area covered by the Permit is 0.425 km2 (42.5 hectares) and it is valid until November 10, 2014. The recording date is November 10, 2009. The mining permit allows initial production up to 100,000 tonnes phosphate ore per year. The GP Property holds 58.16 million tonnes of phosphate resources with a grade of 19.8% P2O5 based on a geological report estimated by Hunan Chemical Geological Exploration Institute. So far, Hongyu has paid resource fees to Chinese government for 3.13 million tonnes of phosphate resources.

Pursuant to the Agreements, Hongyu agrees to surrender its future exclusive cooperative rights to Sterling. Hongyu Shareholders acknowledge and agree that Sterling shall set up an investment company (the "Investment Co.") in Hong Kong, which will be initially owned 80% by Sterling and 20% by the Hongyu Shareholders . If Sterling does not complete taking over Hongyu through the Investment Co within three months after signing the Agreements, Sterling shall pay RMB 200,000 Yuan to the Hongyu Shareholders as down payment.

The Hongyu Shareholders shall keep the GP Property in good standing at all times during the term of the Agreements and shall keep the Permit valid and effective, free from any encumbrance or liability. Hongyu agrees to assist with the above matters. The Investment Co. shall acquire a 90% interest in Hongyu. The remaining 10% interest in Hongyu shall be transferred to the nominees of Sterling. After this transaction, Hongyu shall become a Hong Kong / China joint venture company ("HK Invested Hongyu"). Within five (5) business days after the approval of HK Invested Hongyu by the appropriate Chinese authorities, Sterling shall pay RMB 2 million Yuan to the Hongyu shareholders.

Sterling will ensure that the net assets value of Hongyu will be RMB 5 million Yuan during the acquisition.

The Hongyu Shareholders also agree to sell their 20% interest in the Investment Co to Sterling when requested to do so, in exchange of 10 million common shares of Sterling's capital stock to be issued as consideration for such sale and shall at all times be subject to the rules and requirements of the US regulatory bodies bearing jurisdiction.

The Hongyu Shareholders and Sterling agree that Sterling shall have all Hongyu's title and interest in any phosphate properties, including but not limited to the GP Property, and Sterling shall arrange for the financing of building a mining and processing plant on the GP Property.

The Parties agree that the registered capital of HK Invested Hongyu shall be increased to the required level in order to build a mining processing plant and other facilities. Sterling shall cause all the registered capital of HK Invested Hongyu to be timely advanced to the accounts of Hongyu according to Chinese regulations.

Until such time as the acquisition is complete under the terms of the Agreements, Sterling will be responsible for day to day maintenance overhead costs of Hongyu but will not be required to pay for any costs related to the building of a potential processing plant or other facilities. After the Agreements are signed, Hongyu shall hand over all its documents and seals to Sterling. Sterling shall be in charge of maintenance of Hongyu during the period of the Agreements.

The Agreements were approved by the Board of Directors of Sterling on October 15, 2010 and signed on October 18, 2010.

Section 9 – Financial Statements and Exhibits

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Agreements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GROUP VENTURES, INC.

/s/ Raoul Tsakok
Raoul Tsakok
Chairman & CEO

October 20, 2010